   As filed with the Securities and Exchange Commission on December 16, 1997
===============================================================================
                                                     REGISTRATION NO. 333-



                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                         EQUITY OFFICE PROPERTIES TRUST
      (Exact name of registrant as specified in its governing instrument)


         MARYLAND                                     36-4151656
    (State of Organization)           (I.R.S. Employer Identification Number)


                     TWO NORTH RIVERSIDE PLAZA, SUITE 2200
                            CHICAGO, ILLINOIS 60606
                    (Address of principal executive offices)

                               STANLEY M. STEVENS
                              CHIEF LEGAL COUNSEL
                     TWO NORTH RIVERSIDE PLAZA, SUITE 2200
                            CHICAGO, ILLINOIS 60606
                    (Name and address of agent for service)
                                 (312) 466-3300
         (Telephone number, including area code, for Agent for Service)
         --------------------------------------------------------------

                                   Copies to:

                             J. WARREN GORRELL, JR.
                                JAMES E. SHOWEN
                             HOGAN & HARTSON L.L.P.
                          555 THIRTEENTH STREET, N.W.
                          WASHINGTON, D.C.  20004-1109
                                 (202) 637-5600

                          -----------------------------


                        CALCULATION OF REGISTRATION FEE



==============================================================================================================================
                                                                PROPOSED MAXIMUM   PROPOSED MAXIMUM
           TITLE OF CLASS                  AMOUNT TO BE          OFFERING PRICE   AGGREGATE OFFERING       AMOUNT OF
   OF SECURITIES BEING REGISTERED         REGISTERED (1)          PER SHARE (2)        PRICE (2)       REGISTRATION FEE (3)
-------------------------------------------------------------------------------------------------------------------------------
Common Shares of Beneficial Interest,
$.01 par value                            4,749,095 Shares           various         $92,196,049               $27,197
===============================================================================================================================

(1) This Registration Statement covers the maximum number of Common Shares of the Registrant that could be issued upon exercise of all outstanding options under the Beacon Properties Corporation ("Beacon") 1994 Stock Option and Incentive Plan and 1996 Stock Option Plan. The Registrant assumed the obligations of Beacon under such plans upon the consummation on December 19, 1997 of the merger of Beacon with and into the Registrant pursuant to the terms of that certain Agreement and Plan of Merger dated as of September 15, 1997, as amended, among the Registrant, EOP Operating Limited Partnership, a Delaware limited partnership, Beacon and Beacon Properties, L.P., a Delaware limited partnership.
(2)  Determined pursuant to Rule 457(h)(1).
(3) Previously paid by the registrant as computed pursuant to Rule 457(f)(1) in connection with a Registration Statement on Form S-4 (Commission File No. 333-40357) on November 17, 1997.
                           _________________________

                                EXPLANATORY NOTE


     This Registration Statement covers the maximum number of Common Shares of the Registrant that could be issued upon exercise of all outstanding options under the Beacon Properties Corporation ("Beacon") 1994 Stock Option and Incentive Plan and 1996 Stock Option Plan. The Registrant assumed the obligations of Beacon under such plans upon the consummation on December 19, 1997 of the merger of Beacon with and into the Registrant (the "Merger") pursuant to the terms of that certain Agreement and Plan of Merger dated as of September 15, 1997, as amended, among the Registrant, EOP Operating Limited Partnership, a Delaware limited partnership, Beacon and Beacon Properties, L.P., a Delaware limited partnership. The issuance of shares pursuant to this Registration Statement is contingent upon the consummation of the Merger.

PART II

     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which have heretofore been filed by the Registrant with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Registration Statement and shall be deemed to be a part hereof:

     (a) Joint Proxy Statement/Prospectus dated November 19, 1997, filed pursuant to Rule 424(b) on November 19, 1997;

     (b) Prospectus dated July 7, 1997, filed pursuant to Rule 424(b) on July 8, 1997;

     (c) Quarterly Reports on Form 10-Q for the periods ended June 30, 1997 and September 30, 1997;

     (d) Periodic Reports on Form 8-K dated October 1, 1997, September 15, 1997, and August 4, 1997; and

     (e) Description of the Common Shares contained in the Registration Statement on Form 8-A (Commission File No. 1-13115) dated June 19, 1997.

     All documents subsequently filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Rosenberg & Liebentritt, P.C., a law firm in which Sheli Z. Rosenberg, a trustee of the Registrant, was a principal until September 11, 1997, and is now of counsel to, received legal fees from the Registrant of approximately $1,900,000, $2,461,000, $3,480,500 and $3,230,100 for the nine months ended
September 30, 1997 and 1996 and the years ended December 31, 1996 and 1995, respectively. Attorneys for Rosenberg & Liebentritt, P.C. beneficially own less than 1% of the outstanding Common Shares of Beneficial Interest, par value $.01 per share, of the Registrant, either directly or upon the exercise of options.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's officers and directors are and will be indemnified under Maryland and Delaware law, the Declaration of Trust and Bylaws of the Registrant and the Partnership Agreement of the EOP Operating Limited Partnership against certain liabilities. The Declaration of Trust of the Registrant requires it to indemnify its directors and officers to the fullest extent permitted from time to time under Maryland law.

     The Declaration of Trust of the Registrant authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee of the Registrant and at the request of the Registrant, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former trustee or officer of the Registrant. The Bylaws of the Registrant obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of the Registrant and at the request of the Registrant, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The Declaration of Trust and Bylaws also permit the Registrant to indemnify and advance expenses to any person who served as a predecessor of the Registrant in any of the capacities described above and to any employee or agent of the Registrant or a predecessor of the Registrant. The Bylaws require the Registrant to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

     The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. Under the MGCL, as a condition to advancing expenses, as required by the Bylaws, the Registrant must first receive (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Registrant and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Registrant if it shall ultimately be determined that the standard of conduct was not met.

     The Registrant has entered into indemnification agreements with each of its trustees and executive officers. The indemnification agreements require, among other things, that the Registrant indemnify its trustees and executive officers to the fullest extent permitted by law and advance to the trustees and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Registrant must also indemnify and advance all expenses incurred by trustees and executive officers seeking to enforce their rights under the indemnification agreements and may cover trustees and executive officers under the Registrant's trustees and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, as a traditional form of contract it may provide greater assurance to trustees and executive officers that indemnification will be available.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

  Not applicable.

ITEM 8.  EXHIBITS.

  See Exhibit Index attached hereto which is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS

     The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

     Commission pursuant to Rule 424(b) if, in the aggregate, such changes in volume and price represent no more than a 20% change in the maximum aggregated offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that subparagraphs (i) and (ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Common Shares offered herein, and the offering of such Common Shares at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on December 16, 1997.

                                   Equity Office Properties Trust

                                   By: /s/ Timothy H. Callahan
                                      ---------------------------------
                                      Timothy H. Callahan
                                      President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Samuel Zell and Timothy H. Callahan, or either of them, his attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the Common Shares under the Exchange Act, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could in person, hereby notifying and confirming all that each of such attorneys-in-fact and agents or his substitute or substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 16th day of December, 1997.


     SIGNATURE           TITLE                           DATE
-------------------      -----                    ------------------
/s/ Timothy H. Callahan
----------------------   President, Chief
Timothy H. Callahan      Executive Officer and
                         and Trustee               December 16, 1997
/s/ Richard Kincaid
----------------------   Chief Financial
Richard Kincaid          Officer (principal
                         financial officer
                         and principal
                         accounting officer)       December 16, 1997

/s/ Samuel Zell          Chairman of the
----------------------   Board of Trustees         December 16, 1997
Samuel Zell


/s/ Sheli Z. Rosenberg
--------------------------       Trustee            December 16, 1997
Sheli Z. Rosenberg

--------------------------
Thomas E. Dobrowski              Trustee            December ___, 1997

/s/ James D. Harper, Jr.
--------------------------       Trustee            December 16, 1997
James D. Harper, Jr.

--------------------------       Trustee            December ___, 1997
Peter Linneman


--------------------------
Jerry M. Reinsdorf               Trustee            December ___, 1997

/s/ William M. Goodyear
--------------------------
William M. Goodyear              Trustee            December 16, 1997

/s/ David K. McKown
--------------------------
David K. McKown                  Trustee            December 16, 1997

     EXHIBIT INDEX


EXHIBIT NO.  DESCRIPTION OF EXHIBIT                                            PAGE  NO.
-----------  ----------------------                                            ---------
4.1*    --      Articles of Amendment and Restatement of Declaration of Trust
                of the Registrant
4.2*    --      Bylaws of the Registrant
4.3**   --      Agreement and Plan of Merger, dated as of September 25, 1997, as amended, among Equity Office Properties Trust, EOP Operating
                Limited Partnership, Beacon Properties Corporation, and Beacon
                Properties, L.P.
5.1     --      Opinion of Hogan & Hartson L.L.P. regarding the validity of the securities being registered
23.1    --      Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.1)
24.1    --      Power of Attorney (included in the Signature Page at page II-5)

* Included as an exhibit to the Registrant's Current Report on Form 8-K dated August 5, 1997, and incorporated herein by reference.

** Filed as a part of the Registrant's Registration Statement on Form S-4 (Commission File No. 333-40357) on November 17, 1997, and incorporated herein by reference.